UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ultratech, Inc.

(Name of Registrant as Specified In Its Charter)

Neuberger Berman LLC

Neuberger Berman Fixed Income Holdings LLC

Neuberger Berman Investment Advisers LLC

Neuberger Berman Group LLC

Mr. Benjamin Nahum

Mr. James F. McAree

Mr. Amit Solomon

Dr. Ronald Black

Ms. Beatriz V. Infante

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The views expressed on this website represent the opinions of Neuberger Berman LLC and certain of its affiliates (collectively, “Neuberger Berman”), which beneficially own shares of Ultratech, Inc. (the “Company”) and are based on publicly available information with respect to the Company. Neuberger Berman recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Neuberger Berman’s conclusions. Neuberger Berman reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. Neuberger Berman disclaims any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. To the extent permitted by applicable law, Neuberger Berman shall not be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. Any estimates, projections or potential impact of the opportunities identified by Neuberger Berman herein are based on assumptions that Neuberger Berman believes to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. Neuberger Berman currently beneficially owns shares of the Company. It is possible that there will be developments in the future that cause Neuberger Berman from time to time to sell all or a portion of its holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

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On June 13, 2016, Neuberger Berman LLC, Neuberger Berman Fixed Income Holdings LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Group LLC, Mr. Benjamin Nahum, Mr. James F. McAree and Mr. Amit Solomon (collectively, the “Neuberger Berman Participants”) and Dr. Ronald Black and Ms. Beatriz V. Infante (collectively, with the Neuberger Berman Participants, the “Participants”) filed a definitive proxy statement on Schedule 14A (the “Neuberger Berman Proxy Statement”) with the Securities and Exchange Commission (“SEC”), along with an accompanying GOLD proxy card, to be used in connection with the Participants’ solicitation of proxies from the stockholders of Ultratech, Inc. (the “Company”) for use at the Company’s 2016 Annual Meeting of Stockholders (the “Proxy Solicitation”). All stockholders of the Company are advised to read the Neuberger Berman Proxy Statement and the accompanying GOLD proxy card because they contain important information. The Neuberger Berman Proxy Statement and the accompanying GOLD proxy card will be furnished to some or all of the Company’s stockholders and are, along with other relevant soliciting material of the Participants, available at no charge at the SEC’s website at www.sec.gov, from the Neuberger Berman Participants’ proxy solicitor, Okapi Partners LLC (Call Toll-Free: (855) 208-8902) and at www.HelpFixUTEK.com.

Information about the Participants and a description of their direct and indirect interests by security holdings and otherwise are contained in the Neuberger Berman Proxy Statement.

To the extent that independent researchers or financial analysts are quoted on this website, it is the policy of the Neuberger Berman Participants to use reasonable efforts to verify the source and accuracy of the quote. The Participants have not, however, sought or obtained the consent of the quoted source to the use of such quote as soliciting material. This website may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of the Neuberger Berman Participants.

HOW TO VOTE HOME ABOUT US OUR PROXY PRESENTATIONS & LETTERS OUR NOMINEES CONTACT Vote the GOLD Proxy Card to Elect Two New Independent Directors Ultratech’s corporate governance, compensation practices, and stock price performance over the short and long-term have been extremely disappointing to us. While the stock market and semiconductor equipment sector have risen significantly in value, Ultratech shareholders have continued to suffer. At the end of 2015 the Company’s stock traded 23% lower than it did at the end of 1995. For the three years ended December 31, 2015, Ultratech’s stock declined 47% while the S&P 500, Russell 2000 and S&P Composite 1500 Semiconductor Equipment Index rose 53%, 39% and 63% respectively. With an average board member tenure of 13 years, it is clear that Ultratech’s Board, as currently constituted, cannot or will not make the changes necessary to address the company’s problems. The Board has failed to hold management accountable for such poor performance and by approving excessive compensation and benefits for executives and their family members. This website provides a variety of materials that explain why meaningful change is needed and highlights the qualifications of our two nominees up for election at the 2016 Annual Meeting of Shareholders. We are urging Ultratech stockholders to use the GOLD proxy card to vote “FOR” Beatrix Infante and Ronald Black. We are urging Ultratech stockholders to use the GOLD proxy card to vote “AGAINST” the election of incumbent directors Nicholas konidaris (Director since 2000) and Rick Timmins (Director since 2000). We encourage you to read the materials on this website carefully and to visit often for any updates. For assistance voting your shares contact Okapi Partners: info@okapipartners.com US toll free: (855) 208-8902 Thank you for your support! (c) 2016 Neuberger Berman | Important Information | Terms of Use

HOW TO VOTE HOME ABOUT US OUR PROXY PRESENTATIONS & LETTERS OUR NOMINEES CONTACT ABOUT NEUBERGER BERMAN Founded in 1939, Neuberger Berman is a private, independent, employee-owned investment manager. The firm manages equities, fixed income, private equity and hedge fund portfolios for institutions and advisors worldwide. With offices in 19 countries, Neuberger Berman’s team is approximately 2,000 professionals and the company was named by Pensions & Investments as a Best Place to Work in Money Management for three consecutive years. Tenured, stable and long-term in focus, the firm fosters an investment culture of fundamental research and independent thinking. “We are investors” helps explain the essence of our firm. This simple, singularly focused identity defines what attracts clients and inspires colleagues who come to work every day and share in our mission–to partner with our clients to achieve their unique objectives. Our attention is entirely directed at managing client assets. Our fiduciary responsibilities are instilled in our employees and are reflected in our approach to client assets. (c) 2016 Neuberger Berman | Important Information | Terms of Use

(c) 2016 Neuberger Berman | Important Information | Terms of Use HOW TO VOTE HOME ABOUT US OUR PROXY PRESENTATIONS & LETTERS OUR NOMINEES CONTACT PROXY MATERIALS Our Proxy Statement (available June 13, 2016 Contact Information Investor Contact Bruce Goldfarb Lydia Mulyk Okapi Partners LLC www.okapipartners.com info@okapipartners.com US: (855) 208-8902

NEUBERGER BERMAN HOW TO VOTE HOME ABOUT US OUR PROXY PRESENTATIONS & LETTERS OUR NOMINEES CONTACT PRESENTATIONS & LETTERS June 13, 2016 (Read the Full Letter) • Neuberger Berman requests your support for our two highly qualified, independent nominees to the board of directors Ms. Beatriz Infante and Dr. Ronald Black • Ultratech’s stock performance has been dismal • The Ultratech board has failed to hold management accountable • Significant Board changes are overdue September 28, 2015 (Read the Full Letter) • We have less comfort now than ever that the interests of stockholders are adequately considered by the current Board • We wonder why the Directors chose to compensate you [the CEO] with equity when they were fully aware you had little intention of retaining it • It’s also hard to fathom why, given your long tenure [as CEO] with Ultratech, the Board did not insist on developing a management succession plan August 4, 2015 (Read the Full Letter) • Our faith in your ability to create lasting shareholder value has waned • Long-term investors have seen no continuing stock price appreciation • Proxy filings show that over the last ten years, your stake in the Company has declined by half • Ultratech’s shareholders have not been well served by the Board’s blessing of the Company’s management incentive plans • We would like to engage you in a discussion on how to restore management’s credibility, review the tenure of current Board members and most importantly establish a timeline for value creation and management succession. Contact Information Investor Contact Bruce Goldfarb Lydia Mulyk Pat McHugh Okapi Partners LLC www.okapipartners.com info@okapipartners.com US: (855) 208-8902 (c) 2016 Neuberger Berman | Important Information | Terms of Use

Schedule 1

Neuberger Berman Management LLC
605 Third Avenue	NEUBERGER	BERMAN
New York, NY 10158-0108
Tel. 212.476.8800

September 28, 2015

Arthur Zafiropoulo

Chairman, Chief Executive Officer and President

Ultratech Inc.

3050 Zanker Road

San Jose, California 95134

Dear Art:

We appreciate the effort Rick Timmins, the lead independent director of Ultratech Inc. (“Ultratech” or the “Company”) and you made coming to our offices to discuss the concerns we conveyed to you in our letter dated August 4, 2015. However, we’ve spent some time reflecting on the points you made in our meeting for selling a majority of your holdings in Ultratech as well as Mr. Timmins’s defense relating to the Board’s award to you of an aggregate of nearly two million options and Restricted Share grants since 2001. Frankly, we have less comfort now than ever that the interests of stockholders are adequately considered by the current Board.

Of particular concern was your assertion that several years ago Ultratech’s Board was made aware of your intention to reduce your investment in the Company. Under these circumstances, we wonder why the Directors chose to compensate you with equity when they were fully aware you had little intention of retaining it. It’s also hard to fathom why, given your long tenure with Ultratech, the Board did not insist on developing a management succession plan. We can only conclude that the current Board lacks the resolve to challenge you on issues that are of utmost importance to stockholders but deeply personal to you. In its letter of August 21, 2015, the Board claims that your ownership is still significantly greater than a measure of peer companies and that shareholder dilution was approved by the Company’s stockholders. This perspective, in our view, underscores the Board’s complacency. Moreover, it demonstrates how out of touch they are given the lack of value creation at Ultratech over the course of the last ten years.

It is clear to us that Ultratech needs a management succession plan and a new stockholder friendly perspective in the boardroom. These matters must be addressed sooner rather than later, with an urgency that we haven’t seen from the Board and you. In the absence of any progress on these issues we reserve the right to put forward Board candidates or shareholder proposals that will address our concerns.

Respectfully,

/s/ Benjamin H. Nahum

Benjamin H. Nahum

Managing Director

cc:	Rick Timmins, Michael C. Child, Joel Gemunder, Nicholas Konidaris, Dennis R. Raney, Henri Richard

SCHEDULE 1

Neuberger Berman Management LLC
605 Third Avenue	NEUBERGER	BERMAN
New York, NY 10158-0108
Tel. 212.476.8800

August 4, 2015

Mr. Arthur Zafiropoulo

Chairman, Chief Executive Officer and President

Ultratech Inc.

3050 Zanker Road

San Jose, California 95134

Dear Art:

Neuberger Berman Management LLC and its affiliated investment advisers currently own, on behalf of their clients, over six percent of the common shares outstanding of Ultratech Inc. (“Ultratech” or the “Company”). Our ownership dates back to 2005, and as a large and very long-term owner it is both difficult and disheartening to acknowledge that our faith in your ability to create lasting shareholder value has waned.

Art, at the end of Ultratech’s most recent quarterly earnings call you made the following statement:

“We have a number of long-term holders of our stock at Ultratech and many new ones. And I can tell you that we’re expecting to provide the kind of returns we have provided in the past in the near future. Your patience will be rewarded.”

Maintaining a long-term investment horizon and demonstrating patience is often a rewarding strategy. Unfortunately, for shareholders like us, that strategy has not proved effective. Frankly, we are at a loss to understand the returns you believe we’ve experienced “in the past”. Based on twenty years of publicly available data, your long-term investors have seen no continuing stock price appreciation. To which returns were you referring? From our observation, only investors who are active traders and management, by virtue of options grants and restricted stock awards, have realized any value creation.

Art, at the time we made our original investment in Ultratech, we recognized that investors in the semiconductor capital equipment business must accept significant volatility in the value of their investment; however, we took great comfort in your ownership of nearly eight percent of the Company. We believed that with a significant personal stake in the Company you would be aligned with and manage the Company for the benefit of long-term holders. This seems to no longer be a reasonable assumption. Proxy filings show that over the last ten years, your stake in the Company has declined by half. Significant dispositions by the Company’s CFO (Bruce Wright) and you have greatly reduced management’s financial exposure to Ultratech’s share price performance. We can only guess as to why you dramatically reduced your investment in Ultratech but the pattern of option grants and stock awards suggest one answer: the risk associated with a poorly timed sale is mitigated by annual option grants and restricted stock awards that often are issued when the Company’s industry is depressed and the shares are undervalued.

Mr. Arthur Zafiropoulo

August 4, 2015

We believe that Ultratech’s shareholders have not been well served by the Board’s blessing of the company’s management incentive plans. Option grants and restricted stock awards since 2001 (based on publicly available information) have resulted in significant dilation of shareholders as total shares outstanding have increased from 21 million to almost 28 million. During that time period, the Board has granted you options on more than one million shares and awarded you over 800,000 restricted shares. The granting of equity awards under incentive plans is meant to, among other things strengthen the alignment of company management with its shareholders, foster long-term ownership and reward management for generating strong performance. It does not appear that any of those objectives have been achieved. Had you retained your awards and only disposed of options and restricted stock to pay tax liabilities, we estimate that your ownership today would be two and a half million shares compared to the one million currently reported. In short, with Board oversight and approval, you have de-risked yourself from the fortunes of the Company at the shareholders’ expense.

The absence of any long-term shareholder value creation, extreme dilution and significant insider selling have seriously undermined our confidence in management and Ultratech’s Board. We would like to engage you in a discussion on how to restore management’s credibility, review the tenure of current Board members and most importantly establish a timeline for value creation and management succession. In the event we are unable to reach any satisfactory conclusion or “meeting of the minds” we reserve the right to present our ideas to other shareholders or seek Board representation by Directors more attuned to the needs of shareholders.

We look forward to a constructive conversation on these most important shareholder issues at your earliest convenience.

Respectfully,

Neuberger Berman Management LLC

By:	/s/ Benjamin Nahum
Benjamin Nahum, Managing Director

cc: Board of Directors

Michael C. Child

Joel F. Gemunder

Nicholas Konidaris

Dennis R. Raney

Henri Richard

Rick Timmins

(c) 2016 Neuberger Berman | Important Information | Terms of Use HOW TO VOTE HOME ABOUT US OUR PROXY PRESENTATIONS & LETTERS OUR NOMINEES CONTACT OUR NOMINEES Two Exceptional Technology Executives Beatriz V. Infante has extensive technology leadership experience and has served on three public company boards. Contact Information Beatrix Infante’s full biography Investor Contact Bruce Goldfarb Lydia Mulyk Okapi Partners LLC Ronald Black, Ph.D. is currently the CEO of Rambus, Inc., a $1.3 billion public technology company that provides cutting-edge semiconductor and IP products, and has served on numerous public and privately-held company boards worldwide. www.okapipartners.com info@okapipartners.com US: (855) 208-8902 Ronald Black’s full biography

HOW TO VOTE HOME ABOUT US OUR PROXY PRESENTATIONS & LETTERS OUR NOMINEES CONTACT (c) 2016 Neuberger Berman | Important Information | Terms of Use Beatriz V. Infante Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC which provides management consulting services to companies at strategic inflection points. Since 2008, Ms. Infante has also served as a limited partner and advisor to Tandem Capital, an investment firm specializing in mobile technology companies. From 2010 until its acquisition by Infor, Inc. in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. From 2004 to 2005, Ms. Infante served as Interim Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. From 1998 to 2003, Ms. Infante held various positions with Aspect Communications, a leading provider of call centers and unified communications solutions, including the roles of Chairman, President and Chief Executive Officer. Since 1994, she has served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. She has been a director at a number of privately held companies as well as two non-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Ms. Infante has been a director of Sonus Networks Inc. (a NASDAQ listed company), a company specializing in Cloud-based SIP and 4G/VoLTE solutions, since 2010; a director of Liquidity Services, Inc. (a NASDAQ listed company), a company specializing in surplus asset management, since May 2014; and, from May 2012 through May 2015, Ms. Infante served as a director of Emulex Corporation. Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, a member of the Corporate Directors Group, and in 2013 was named to the Financial Times Agenda “Top 50 Digital Directors’ List.” Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering and Computer Science from California Institute of Technology. Ronald Black, Ph.D. Dr. Black has served as chief executive officer and president of Rambus Inc. (“Rambus”), a technology company creating cutting-edge semiconductor and IP produces, spanning memory and interfaces to security, smart sensors and lighting. Dr. Black was previously the Managing Director of R.D. Black & Company, a consulting firm, commencing August 2011. From September 2010 to August 2011, Dr. Black was the Chief Executive Officer of MobiWire, formerly Sagem Wireless, a privately-held mobile handset company headquartered near Paris, France that offers products and services to original equipment manufacturers and mobile network operators in the mobile phone marketplace. From June 2009 to October 2010, Dr. Black served as Chairman and CEO of UPEK, Inc. From September 2004 to June 2009, he was chief executive officer of Wavecom S.A., a publicly traded French wireless solutions company. Dr. Black has been a director of Rambus (a NASDAQ listed company) since July 2012; a director of Energy Focus, Inc. (a NASDAQ listed company), an LED lighting technology developer, since July 2015; he is currently a director of Microfabrica Inc., a privately held high precision metal parts fabricator and FlexEnable Limited, a privately held producer of flexible electronics manufacturing platforms. From 2012 to March 2015, Dr. Black served on the board of EnOcean GmbH, a German-based company that manufactures and markets energy harvesting technology, sensors, and radio frequency communication; from September 2010 to November 2012, Dr. Black served as a board member of AuthenTec, Inc.; and from 2007 to 2013, Dr. Black served as a board member of Inside Contactless, a France-based company engaged in the semiconductors and information technology industry. Dr. Black holds a Bachelor of Science, a Master of Science, and a Ph.D. in materials science and engineering from Cornell University in Ithaca, N.Y.

HOW TO VOTE HOME ABOUT US OUR PROXY PRESENTATIONS & LETTERS OUR NOMINEES CONTACT (c) 2016 Neuberger Berman | Important Information | Terms of Use CONTACT INFORMATION Individual shareholders, institutional shareholders, banks, and brokers may contact Neuberger Berman’s proxy solicitor: Investor Contact Bruce Goldfarb Lydia Mulyk Okapi Partners LLC www.okapipartners.com info@okapipartners.com US: (855) 208-8902

HOW TO VOTE HOME ABOUT US OUR PROXY PRESENTATIONS & LETTERS OUR NOMINEES CONTACT (c) 2016 Neuberger Berman | Important Information | Terms of Use Your Vote is Important – Tell the Ultratech Board what you think by Voting the GOLD Proxy Card. We are urging Ultratech stockholders to use the GOLD proxy card to vote “FOR” Beatrix Infante and Contact Information Ronald Black. Investor Contact We are also urging Ultratech stockholders to use the GOLD proxy card to vote “AGAINST” the election of Bruce Goldfarb incumbent directors Neuberger konedavis (Director since 2000) and Rick Timmins (Director since 2000). Lydia Mulyk Vote by Phone—Please call the telephone number specified on your GOLD proxy card from a Okapi Partners LLC touchtone phone and follow the simple instructions. www.okapipartners.com info@okapipartners.com Vote by Internet—Follow the instructions on your GOLD proxy card to vote online. US: (855) 208-8902 Vote by Mail—Simply complete, sign, date and return the GOLD proxy card in the postage-paid envelope provided. If you have not received your proxy card, you can call your broker and request that they give you the control number to the GOLD proxy card. You can then take that number and go to www.proxyvote.com and place your vote via the web. Investors with questions about how to vote can contact Neuberger Berman’s proxy solicitor Okapi Partners info@okapipartners.com US: (855) 208-8902